Registration No. 333-___
   As filed with the Securities and Exchange Commission on September 29, 1997

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------
                             LASERSIGHT INCORPORATED
             (Exact name of registrant as specified in its charter)

   Delaware                        3845                         65-0273162
(State or other          (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of          Classification Code Number)      Identification Number)
incorporation or
organization)


                               12161 Lackland Road
                            St. Louis, Missouri 63146
                                 (314) 469-3220
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


       Mr. Gregory L. Wilson                              Copies to:
      Chief Financial Officer                      Jacques K. Meguire, Esq.
      LaserSight Incorporated                    Theresa Fritz Sleight, Esq.
        12161 Lackland Road                      Sonnenschein Nath & Rosenthal
     St. Louis, Missouri 63146                         8000 Sears Tower
           (314) 469-3220                           Chicago, Illinois 60606
(Name, address, including zip code, and telephone       (312) 876-8000
number, including area code, of agent for service)


Approximate date of commencement of proposed sale to public:
From time to time after the Registration Statement is declared effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.                        [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.             [ ]_______

     If this Form is to be a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the registration statement of the earlier effective registration statement for the
same offering.                                                      [ ]_______

     If the delivery of the  prospectus  is expected to be made pursuant to Rule
434, please check the following box.                                [ ]



                         CALCULATION OF REGISTRATION FEE

   Title of each class of         Amount to be        Proposed maximum         Proposed maximum        Amount of
 Securities to be registered     registered(1)       offering price per       aggregate offering      registration
                                                            share                  price(1)               fee
Common Stock, $.001 par value   5,242,409 shares         $4 55/64(4)              $25,474,831          $7,719.65
                                     (2)(3)
Common Stock, $.001 par value  790,000 shares (5)         $5.91(6)                $4,668,900           $1,414.82
Total                           6,032,409 shares                                  $30,143,731          $9,134.47


     (1) In the event of a stock split, stock dividend, or similar transaction involving the Common stock of the Company, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933.

     (2) Represents the Company's good-faith estimate of the number of shares of Common Stock issuable (i) upon the conversion of 1,295 shares of the Company's Series B Convertible Participating Preferred Stock (the "Series B Preferred") and (ii) in lieu of cash dividends and other cash payments in respect of shares of the Series B Preferred in connection with the conversion thereof. The number of shares indicated equals 175% of the number of shares that would have been issuable if all 1,295 shares of such the Series B Preferred had been converted into Common Stock on September 26, 1997. The actual number of shares of Common Stock issuable upon the conversion of the Series B Preferred will be determined by reference to a fluctuating conversion price that depends, among other things, on the market price of the Common Stock prior to the date of a conversion thereof.

     (3)  Pursuant   to  Rule  416,   there  are  also   registered   hereby  an
          indeterminate number of shares of Common Stock issuable upon conversion of the Series B Preferred resulting from the fluctuating conversion rate of the Series B Preferred.

     (4) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. Based on the average of the high and low prices reported for the Common Stock on The Nasdaq Stock Market on September 22, 1997.

     (5) Includes the registration for resale of 790,000 shares of Common Stock issuable upon exercise of warrants issued in connection with the foregoing private placement.

     (6)  Based on $5.91 per share exercise price of the Warrants.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION DATED SEPTEMBER 29, 1997

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

PROSPECTUS
                                6,032,409 Shares*
                             LASERSIGHT INCORPORATED
                         Common Stock ($.001 par value)

     This Prospectus relates to an aggregate of 6,032,409 shares (the "Shares") of common stock, $.001 par value (the "Common Stock"), of LaserSight Incorporated, a Delaware corporation (the "Company") being offered for sale from time to time by the selling shareholders named in this Prospectus (the "Selling Shareholders"):

     (i) 5,242,409 shares (the "Conversion Shares") issuable upon the conversion of the Company's outstanding Series B Convertible Participating Preferred Stock (the "Series B Preferred Stock"),

     (ii) up to 790,000 shares (the "1997 Warrant Shares") issuable upon the exercise of warrants issued in connection with the Company's private placement of the Series B Preferred Stock in August 1997 (the "1997 Warrants"),

     (iii) an indeterminate number of shares (the "Dividend Shares") issuable as dividends on the Series B Preferred Stock in the event that dividends are paid on the Common Stock, in connection with the conversion thereof. The current best estimate of these shares is zero.

     * The actual numbers of Conversion Shares and Dividend Shares will depend on the closing price of the Common Stock during the 20- or 30-day period before the Series B Preferred Stock is converted and, with respect to the Dividend Shares, the amount of dividends accrued on the Series B Preferred Stock, in the event that dividends are paid on the Common Stock. See "The Offering," "Selling Shareholders" and "Plan of Distribution." The shares of Common Stock offered hereby includes the resale of such presently indeterminate number of shares of Common Stock as shall be issued upon the above conversions. The number of shares of Common Stock indicated to be issuable in connection with such transactions and offered for resale hereby is an estimate based upon the current market price history of the Common Stock, is subject to adjustment and could be materially less or more than such estimated amount depending upon factors which cannot be predicted by the Company at this time, including, among others, the future conversion price of the Series B Preferred Stock and the decisions by the holders of Series B Preferred Stock as to when to convert such shares. If, however, such conversion price were determined on the basis of market prices equal to those prevailing during the period ended on September 26, 1997, the Company would be obligated to issue approximately 2,995,662 shares of Common Stock if all 1,295 shares of Series B Preferred Stock expected to be outstanding after giving effect to the Proposed Optional Redemption (as defined below) were converted into Common Stock. Under the terms of a registration rights agreement between the Company and the purchasers of the Series B Preferred Stock, the Company is required to register an additional 2,246,747 shares of Common Stock as a reserve. This presentation is not intended to constitute a prediction as to the future market price of the Common Stock or as to when holders will elect to convert shares of Series B Preferred Stock into shares of Common Stock. See
"Risk Factors--Effect of Conversion of Series B Preferred Stock" and "Description of Capital Stock."

     If all of the 1997 Warrants are exercised, the Company would realize $4,668,900 in proceeds. See "Use of Proceeds." The Company will not receive any proceeds from any sale of Resale Shares by the Selling Shareholders. The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of Common Stock, that the Resale Shares may be offered hereby from time to time for the account of Selling Shareholders in transactions on The Nasdaq Stock Market, in negotiated transactions or a combination of both at prices related to prevailing market prices, or at negotiated prices. See "Selling Shareholders" and "Plan of Distribution." The Company will pay the expenses in connection with the registration of the Shares (other than any underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors, if any, to the Selling Shareholders) estimated to be $__________.

     The Common Stock is traded on The Nasdaq Stock Market under the symbol "LASE." On September 26, 1997, the closing sale price for the Common Stock was $5.00 per share. The "Variable Conversion Price" is based on the lower of $6.68 per share or the lowest three day average of the closing bid price in a twenty trading day period, and for the trading period preceding September 26, 1997, it was $4.323 per share.

THE SHARES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS"  BEGINNING ON  PAGE
5.

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
                                      HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                               A CRIMINAL OFFENSE.



                The date of this Prospectus is October __, 1997.

                                TABLE OF CONTENTS


Documents Incorporated by Reference                        Plan of Distribution
The Company                                                Selling Shareholders
The Offering                                               Legal Matters
Risk Factors                                               Experts
Use of Proceeds                                            Available Information
Description of Securities




     No dealer, salesman or other person has been authorized to give any information or to make any representation other than those contained or incorporated by reference in this Prospectus in connection with the offerings described herein, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling
Shareholders. Neither the delivery of this Prospectus nor any offer, sale or exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or operations of the Company since the date of this Prospectus, or that the information herein is correct as of any time subsequent to such date.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of the Company filed with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated by reference in this Prospectus:

     A. The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

     B. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1997;

     C. The Company's Current Reports on Form 8-K filed on February 25, March 18, March 27, April 8, April 25, July 1, July 31, August 13, September 2, September 11, September 15, and September 24, 1997; and

     D. The description of the Common Stock contained in the Company's Form 8-A/A (Amend. No. 3) filed on September 29, 1997.

     All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be modified or superseded for the purpose of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated in this Prospectus by reference modifies or replaces such statement.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference into the information that this Prospectus incorporates). Written requests for such copies should be directed to Secretary, LaserSight Incorporated, 12161 Lackland Road, St. Louis, Missouri 63146; telephone no: (314) 469-3220.

                                   THE COMPANY

     LaserSight Incorporated and its subsidiaries operate in two major operating segments: technology and health care services. The Company's principal wholly-owned operating subsidiaries include: LaserSight Technologies, Inc. ("LaserSight Technologies"), LaserSight Patents, Inc. ("LaserSight Patents"), MRF, Inc. ("MRF" or "The Farris Group"), and MEC Health Care, Inc. ("MEC"), and LSI Acquisition, Inc. ("NNJEI").

     The technology segment of the Company's operations includes LaserSight Technologies and related subsidiaries. These entities develop, manufacture and market ophthalmic lasers with a galvanometric scanning system primarily for use in performing photorefractive keratectomy ("PRK") which utilizes a one millimeter scanning laser beam to ablate microscopic layers of corneal tissue in order to reshape the cornea and to correct the eye's point of focus in persons with myopia (nearsightedness), hyperopia (farsightedness) and astigmatism. In addition, they license and hold title to various patents related to the use of excimer lasers to ablate biological tissue and related to microkeratome design and usage.

     The health care services segment includes MEC, NNJEI and MRF. MEC is a total vision care managed care company which manages complete vision care programs for health maintenance organizations ("HMOs") and other insured enrollees. NNJEI is a physician practice management company which currently manages the ophthalmic practice known as "Northern New Jersey Eye Institute" under a service agreement. MRF is a consulting firm that develops and implements vertical integration strategies for hospitals and managed care companies, including the identification, negotiation and acquisition of physician practices and the development of physician networks.

     The Company was incorporated in Delaware in September 1987, but was inactive until June 1991. In April 1993, the Company acquired its LaserSight Centers Incorporated ("LaserSight Centers") subsidiary in a stock-for-stock exchange. In February 1994, the Company acquired the stock of MRF, Inc. In July 1994, the Company was reorganized as a holding company. In October 1995, the Company acquired its MEC subsidiary in a merger. In July 1996, the Company acquired the assets of the ophthalmic practice known as the Northern New Jersey Eye Institute through a subsidiary.

     As used herein, the term the "Company" refers to LaserSight Incorporated and its subsidiaries, unless the context otherwise requires. The Company's principal offices and mailing address are 12161 Lackland Road, St. Louis, Missouri 63146, and its telephone number is (314) 469-3220.

                                  THE OFFERING


Common Stock outstanding as of September 26, 1997   9,979,672 shares


Shares Offered by Selling Shareholders:

Common Stock issued to date upon conversion         None.
    of on Series B Preferred Stock

Common Stock issuable upon conversion of            Minimum: 1,995,532 shares(1)
    outstanding Series B Preferred Stock            Maximum:  Indeterminate(2)

Common Stock issuable upon exercise of              790,000 shares
    1997 Warrants
Other

Risk Factors                                        The  Shares  involve a  high
                                                    degree  of  risk.  Investors
                                                    should   carefully  consider
                                                    the  information  set  forth
                                                    under "Risk Factors."

Proceeds to the Company if the 1997
Warrants are exercised in full                      $4,668,900

Use of proceeds                                     Working   capital;   general
                                                    corporate purposes.

The Nasdaq Stock Market trading symbol              LASE


     (1) The minimun quantity, 20% of the shares outstanding on August 29, 1997, is based on the current limit on shares which can be issued without shareholder approval, pursuant to Rule 4460(i) of the NASDAQ National Market.

     (2) In the event of a conversion, the actual number of shares of Common Stock issuable will equal (i) the original purchase price of the shares of Preferred Stock ($10,000 per share) to be converted divided by (ii) a conversion price equal to the lesser of $6.68 per share or the average of the three lowest closing bid prices of the Common Stock during the 20 consecutive trading days preceding such conversion (30 trading days if the five day average closing bid price on February 25, 1998 is less than $5.14), but in no event more than 1,995,532 shares without shareholder approval. If a conversion occurs when the Common Stock is not listed on the Nasdaq National Market, the American Stock Exchange or the New York Stock Exchange, the otherwise-applicable conversion price will be multiplied by 0.93. In the event that the Company were to exercise its option to redeem shares of Series B Preferred Stock before January 26, 1998, the actual number of shares of Common Stock issuable would be the number determined pursuant to the proceeding sentence increased by a premium initially ranging from 4% up to 14% (if less than $6,400,000 is redeemed, with the rate varying from October 28, 1997 to January 26, 1998) and ranging from 15% up to 30% (for redemptions exceeding $6,400,000, with the rate varying from September 28, 1997 to November 27, 1997). See "Description of Securities--Preferred Stock." This number would be reduced to the extent the Company exercises its early redemption option at a level high enough to reduce the number below the 20% limit.

     For the foreseeable future, the Company does not anticipate paying dividends on the Common Stock, and thus does not anticipate paying any participating dividends on the Series B Preferred Stock. The actual number of shares of Common Stock to be issued as dividends on Preferred Stock will equal the amount of dividends paid on the Common Stock, if any, through the date of the conversion thereof, divided by the market price of the Common Stock on the date preceding such event. See "Description of Securities--Preferred Stock."

                                  RISK FACTORS


     The Shares offered hereby involve a high degree of risk. In addition, this Prospectus contains forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) which involve risks and uncertainties. Included in the following Risk Factors are factors that could affect the Company's actual results and could cause the Company's actual results to differ in material respects from the results discussed in any forward-looking statements made by, or on behalf of, the Company in this Prospectus and the documents incorporated by reference herein. In addition to the other information contained or incorporated by reference in this Prospectus, potential purchasers of the Shares should carefully consider the following risk factors:

     Company-Related Uncertainties
     -----------------------------

     Consequences if Stockholder Approval is Not Obtained. If for any reason the Company's shareholders do not approve, by December 26, 1997, the possible issuance of an indefinite number of Conversion Shares, the Company will be obligated to redeem, at the Special Redemption Price (as defined below), a sufficient number of shares of Series B Preferred Stock which will permit conversion of 200% of the remaining shares of Series B Preferred Stock without breaching any obligation of the Company under the Company's listing agreement with the Nasdaq National Market. The "Special Redemption Price" means a cash payment equal to the greater of (i) the liquidation preference of $10,000 multiplied by 125% or (ii) the current value of the Common Stock, using the price per share of Common Stock, which the holders of such shares of Series B Preferred Stock would otherwise be entitled to receive upon conversion. Such redemption must be completed within five business days of the event which required such redemption. Any delay in payment will cause such redemption amount to accrue interest at the rate of 1% per month during the first 30 days, pro rated daily (2% monthly, pro rated daily, thereafter). The Company also will be required to pay all dividends, if any are paid, on the remaining shares of Series B Preferred Stock in cash.

     Effect of 1997 Private Placement Issuances on Holders of Common Stock. Although the holders of the Series B Preferred Stock have voting rights only under the limited circumstances required by Delaware corporate law and are not entitled to receive any dividends unless dividends are concurrently paid on the Common Stock, there is no limit on the number of shares which the holders of the Series B Preferred Stock would be entitled to receive upon the conversions thereof, subject to the apporval of the Company's shareholders of the issuance of more than 1,995,532 shares of Common Stock in connection with such conversions. In addition, in the event of a liquidation of the Company, the holders of the Series B Preferred Stock would be entitled to receive distributions in preference to the holders of the Common Stock.

     Operating Results. The Company incurred losses of $4,074,369 and $3,090,532 during 1996 and the first six months of 1997, respectively. In addition, although the Company achieved profitability in 1995 and 1994, the Company incurred losses in 1991 through 1993. As of June 30, 1997, the Company had an accumulated deficit of $7,703,362. There can be no assurance that the Company can regain or sustain profitability.

     Receivables. At June 30, 1997, the Company's trade accounts and notes receivable aggregated approximately $10,555,000, net of total allowances for collection losses and returns of approximately $1,575,000. Accrued commissions, the payment of which generally depends on the collection of such net trade accounts and notes receivable, aggregated approximately $1,623,000 at June 30, 1997. Exposure to collection losses on technology-related receivables is principally dependent on its customers ongoing financial condition and their ability to generate revenues from the Company's laser systems. The Company's ability to evaluate the financial condition and revenue generating ability of prospective customers located outside of the United States is generally more limited than for customers located in the United States. The Company monitors the status of its receivables and maintains a reserve for estimated losses. The Company's operating history has been relatively short. There can be no assurance that the current reserves for estimated losses ($1,418,000 at June 30, 1997) will be sufficient to cover actual write-offs over time. Actual write-offs that materially exceed amounts reserved could have a material adverse effect on the Company's financial condition and results of operations.

     Possible Issuance of Stock--LaserSight Centers. The Company has agreed, based on a previously-reported acquisition agreement (the "Centers Agreement") entered into in 1993 and modified in July 1995 and March 1997, to issue to the former shareholders and option holders (including two trusts related to the Chairman of the Board of the Company and certain former officers and directors of the Company) of LaserSight Centers, the Company's development-stage subsidiary, up to 600,000 unregistered shares of Common Stock (the "Centers Earnout Shares") based on the Company's future pre-tax operating income through March 2002 from performing PRK, PTK or other refractive laser surgical procedures. The Centers Earnout Shares are to be issued at the rate of one share per $4.00 of such operating income. There can be no assurance that the issuance of Centers Earnout Shares will be accompanied by an increase in the Company's per share operating results. The Company is not obligated to pursue strategies that may result in the issuance of Centers Earnout Shares. It may be in the interest of the Chairman of the Board for the Company to pursue business strategies that maximize the issuance of Centers Earnout Shares.

     Possible Issuance of Stock--Florida Laser Partners. Based on a previously-reported royalty agreement entered into in 1993 and modified in July 1995 and March 1997, the Company is obligated to pay to a partnership whose partners include the Chairman of the Board of the Company and certain former officers and directors of the Company a royalty of up to $43 (payable in cash or shares of Common Stock based on its then-current market value (the "Royalty Shares")), for each eye on which laser refractive optical surgical procedure is conducted on an excimer laser system owned or operated by LaserSight Centers or its affiliates. This payment obligation does not arise until the earlier of March 2002 or the delivery of the remaining Centers Earnout Shares. There can be no assurance that the issuance of Royalty Shares will be accompanied by an increase in the Company's per share operating results. It may be in the interest of the Chairman of the Board for the Company to pursue business strategies that maximize the issuance of Royalty Shares.

     Possible Issuance of Stock--The Farris Group. To the extent that an earnout provision relating to the Company's acquisition of The Farris Group in 1994 is satisfied based on certain annual pre-tax income targets through December 31, 1998, the Company would be required to issue to the former owner of such company (Mr. Michael R. Farris, the President and Chief Executive Officer of the Company) an aggregate of up to 750,000 shares of Common Stock (collectively, the "Farris Earnout Shares"). To date 406,700 Farris Earnout Shares have been issued based on the operating results of the Farris Group through December 31, 1995. As a result of the loss incurred by The Farris Group during 1996, no Farris Earnout Shares became issuable for such year. If additional Farris Earnout Shares become issuable, goodwill and the resulting amortization expense will increase.

     Contingent Commitments to Issue Additional Shares. The Company has agreed in connection with its acquisition of the assets of the Northern New Jersey Eye Institute in July 1996 to issue up to 102,798 additional shares of Common Stock if the fair market value of the Common Stock in July 1998 is less than $15 per share. The Company may from time to time in the future include similar provisions in other acquisitions. Investors who benefit from such provisions effectively receive limited protection from declines in the market price of the Common Stock, but other investors can expect to incur dilution of their ownership interest in the event of a decline in the price of the Common Stock.

     Possible additional capital. The Company may seek alternative sources of capital to fund its product development activities to consummate future strategic acquisitions, and to accelerate its implementation of managed care strategies. The Company may also need additional capital to introduce its laser systems into the United States market after receiving FDA approval and to satisfy certain contingent payment obligations under its PMA acquisition agreement of July 1997. In addition, the Company may have additional capital requirements upon certain FDA approvals and other events. Except for up to $3.2 million of additional borrowing available under its credit facility with Foothill Capital Corporation ("FCC"), the Company has no present commitments to obtain such capital, and no assurance can be given that the Company will be able to obtain additional capital on terms satisfactory to the Company. To the extent that future financing requirements are satisfied through the sale of equity securities, holders of Common Stock may experience significant dilution in earnings per share and in net book value per share. The FCC financing or other debt financing could result in a substantial portion of the Company's cash flow from operations being dedicated to the payment of principal and interest on such indebtedness and may render the Company more vulnerable to competitive pressures and economic downturns.

     Dependence on Key Personnel. The Company is dependent on its executive officers and other key employees, especially Michael R. Farris, its President and Chief Executive Officer. A loss of one or more such officers or key employees, especially of Mr. Farris, could have a material adverse effect on the Company's business. The Company does not currently carry "key man" insurance on Mr. Farris or any other officers or key employees.

     Health Care Services-Related Uncertainties
     ------------------------------------------

     Risks Associated with Managed Care Contracts. As an increasing percentage of optometric and ophthalmologic patients are coming under the control of managed care entities, the Company believes that its success will, in part, depend on the Company's ability to negotiate contracts with HMOs, employer groups and other private third-party payors pursuant to which services will be provided on a risk-sharing or capitated basis. Under some of such agreements, the eye care provider accepts a predetermined amount per month per patient in exchange for providing all necessary covered services to the enrolled patients. Such contracts pass much of the risk of providing care from the payor to the provider. The proliferation of such contracts in markets served by the Company could result in greater predictability of revenues, but greater unpredictability of expenses. There can, however, be no assurance that the Company will be able to negotiate satisfactory arrangements on a risk-sharing or capitated basis. In addition, to the extent that patients or enrollees covered by such contracts require more frequent or extensive care than anticipated, operating margins may be reduced or, in the worst case, the revenues derived from such contracts may be insufficient to cover the costs of the services provided. As a result, the Company may incur additional costs, which would reduce or eliminate anticipated earnings under such contracts and could have a material adverse affect on the Company's results of operations.

     Health Care Regulation. The health care industry is subject to "anti-referral" and "anti-kickback" laws governing patient referrals, and other laws concerning fee splitting with non-physicians. Although the Company believes that its operations are in substantial compliance with existing applicable laws, the Company's business operations have not been the subject of judicial or regulatory review. There can be no assurance that such a review of the Company's business would not result in determinations that could adversely affect the operations of the Company or that the health care regulatory environment will not change so as to restrict the Company's existing operations or their expansion. Aspects of certain health care reforms as proposed in the past, such as further reductions in Medicare and Medicaid payments and additional prohibitions on physician ownership, directly or indirectly, of facilities to which they refer patients, if adopted, could adversely affect the Company.

     Insurance Regulation. Federal and state laws regulate insurance companies, HMOs and other managed care organizations. Many states also regulate the establishment and operation of networks of health care providers. Generally, these laws do not apply to the hiring and contracting of physicians by other health care providers. There can be no assurance that regulators in the states in which the Company operates would not apply these laws to require licensure of the Company's health care operations as an HMO, an insurer or a provider network. The Company believes that it is in compliance with these laws in the states in which it presently does business, but there can be no assurance that interpretations of these laws by the regulatory authorities in these states or in the states in which the Company may expand its managed care operations will not require licensing or a restructuring of some or all of the Company's managed care operations, or that if licensing is required, that the Company could complete such licensing in a timely manner. In addition, there can be no assurance that the Company's strategy to expand its managed vision care business will not subject it to regulation in other states.

     Technology-Related Uncertainties
     --------------------------------

     Government Regulation. The Company's laser products are subject to strict governmental regulations which materially affect the Company's ability to manufacture and market these products and directly impact the Company's overall prospects. All laser devices to be marketed in interstate commerce are subject to the laser regulations required by the Radiation Control for Health and Safety Act, as administered by the U.S. Food and Drug Administration (the "FDA"). Such Act imposes design and performance standards, labeling and reporting requirements, and submission conditions in advance of marketing for all medical laser products. The Company's laser systems produced for medical use will require pre-market approval by the FDA if marketed in the United States. Each separate medical device requires a separate FDA submission, and specific protocols have to be submitted to the FDA for each claim made for each medical device. In addition, laser products marketed in foreign countries are often subject to local laws governing health product development processes which may impose additional costs for overseas product development. The Company cannot determine the costs or time it will take to complete the approval process and the related clinical testing for its medical laser products. Future legislative or administrative requirements in the United States, or elsewhere, may adversely affect the Company's ability to obtain or retain regulatory approval for its laser products. The failure to obtain required approvals on a timely basis could have a material adverse effect on the Company's business, financial condition and results of operations.

     Uncertainty Concerning Patents. Should LaserSight Technologies' lasers be found to infringe upon any valid and enforceable patents in international markets, or by Pillar Point Partners in the U.S., then LaserSight Technologies may be required to license such technology from them. Should such licenses not be obtained, LaserSight Technologies might be prohibited from manufacturing or marketing its PRK-UV lasers in these countries where patents are in effect.

     Competition. The vision correction industry is subject to intense, increasing competition. The Company competes against both alternative and traditional medical technologies (such as eyeglasses, contact lenses and radial keratotomy ("RK")) and other laser manufacturers. Many of the Company's competitors have existing products and distribution systems in the marketplace and are substantially larger, better financed, and better known. A number of lasers manufactured by other companies have either received, or are much further advanced in the process of receiving, FDA approval for specific procedures, and, accordingly, may have or develop a higher level of acceptance in some markets than the Company's lasers. The entry of new competitors into the markets for the Company's products could cause downward pressure on the prices of such products and a material adverse effect on Company's business, financial condition and results of operations.

     Technological Change. Technological developments in the medical and laser industries are expected to continue at a rapid pace. Newer technologies and surgical techniques could be developed which may offer better performance than the Company's laser systems. The success of any competing alternatives to PRK could have a material adverse effect on the Company's business, financial condition and results of operations.

     New Products. There can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction and marketing of its new LaserScan LSX excimer laser and other new products and enhancements, or that its new products and enhancements will be accepted in the marketplace, including the disposable microkeratome product licensed in September 1997. As is typical in the case of new and rapidly evolving industries, demand and market acceptance for recently introduced technology and products are subject to a high level of uncertainty. In addition, announcements of currently planned or other new product offerings may cause customers to defer purchasing existing Company products.

     Uncertainty of Market Acceptance. The Company believes that its achievement of profitability and growth will depend in part upon broad acceptance of PRK or LASIK in the United States and other countries. There can be no assurance that PRK or LASIK will be accepted by either the ophthalmologists or the public as an alternative to existing methods of treating refractive vision disorders. The acceptance of PRK and LASIK may be affected adversely by their cost, possible concerns relating to safety and efficacy, general resistance to surgery, the effectiveness and lower cost of alternative methods of correcting refractive vision disorders, the lack of long-term follow-up data, the possibility of unknown side effects, the current lack of third-party reimbursement for the procedures, any future unfavorable publicity involving patient outcomes from use of PRK or LASIK systems, and the possible shortages of ophthalmologists trained in the procedures. The failure of PRK or LASIK to achieve broad market acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

     International Sales. International sales may be limited or disrupted by the imposition of government controls, export license requirements, political instability, trade restrictions, changes in tariffs, difficulties in staffing and coordinating communications among and managing international operations. Additionally, the Company's business, financial condition and international results of operations may be adversely affected by increases in duty rates, difficulties in obtaining export licenses, ability to maintain or increase prices, and competition. To date, all sales made by the Company have been denominated in U.S. dollars. Due to its export sales, however, the Company is subject to currency exchange rate fluctuations in the U.S. dollar, which could increase the price in local currencies of the Company's products. This could in turn result in longer payment cycles and greater difficulty in collection of receivables. See "--Receivables" above. Although the Company has not experienced any material adverse effect on its operations as a result of such regulatory, political and other factors, there can be no assurance that such factors will not have a material adverse effect on the Company's operations in the future or require the Company to modify its current business practices.

     Potential Product Liability Claims; Limited Insurance. As a producer of medical devices, the Company may face liability for damages to users of such devices in the event of product failure. The testing and use of human care products entails an inherent risk of negligence or other action. An award of damages in excess of the Company's insurance coverage could have a material adverse effect on the Company's business, financial condition and results of operations. While the Company maintains product liability insurance, there can be no assurance that any such liability of the Company will be included within its insurance coverage or that damages will not exceed the limits of its coverage. The Company's current insurance coverage limitation is $6,000,000, including up to $5,000,000 of coverage under an excess liability policy effective July 1, 1997.

     Manufacturing Risks. The Company contracts with third parties for certain components used in its lasers. Several of these components are currently provided by a single vendor. If any of these sole-source suppliers were to cease providing components to the Company, the Company would have to locate and contract with a substitute supplier, and there can be no assurances that such substitute supplier could be located and qualified in a timely manner or could provide required components on commercially reasonable terms. An interruption in the supply of laser components could have a material adverse effect on the Company's business, financial condition and results of operations.

     Backlog; Concentration of Sales at End of Quarter. The Company has historically operated with little or no backlog because its products are generally shipped as orders are received. Historically, the Company has received and shipped a significant portion of its orders for a particular quarter near the end of the quarter. As a result, the Company's operating results for any quarter often depend on orders received and laser systems shipped late in that quarter. Any delay in such orders or shipments may cause a significant fluctuation in period-to-period operating results.

                                 USE OF PROCEEDS

     If all of the 1997 Warrants (with an exercise price of $5.91 per share) are exercised, the Company will realize proceeds in the amount of $4,668,900. Such proceeds will be contributed to the working capital of the Company and used for general corporate purposes. The Company will not receive any proceeds from any sale of the Shares by the Selling Shareholders.

                                 CAPITALIZATION

     The following table sets forth (i) the pro forma capitalization of the Company at June 30, 1997 after giving effect to the issuance of 1,600 shares of Series B Preferred Stock on August 29, 1997 and (ii) the capitalization of the Company at June 30, 1997, as adjusted to reflect the effect of the assumed conversion of such shares of Series B Preferred Stock into Common Stock based on the assumptions indicated in the footnotes to the table below.



                                                                           June 30, 1997
                                                                           -------------

                                                                    Pro Forma      As Adjusted(1)
                                                                    ---------      --------------


Long-term debt                                                      $1,029,652      $1,029,652


Redeemable Convertible Preferred Stock, par value $.001  per share; authorized 10,000,000 shares; issued: pro forma,
    1,600 shares of Series B Preferred  Stock, as  adjusted,
    737 shares                                                      14,410,769       6,637,960


Stockholders' equity:

Common Stock, par valuie $.001 per share; authorized
    20,000,000  shares;  issued: pro forma, 9,599,107 shares,
    as adjusted, 11,594,639 shares                                       9,599          11,595

Additional paid-in capital                                          36,552,817      44,323,630

Paid-in capital-warrants                                               592,500         592,500

Stock subscription receivable                                      (1,140,000)     (1,140,000)

Accumulated deficit                                                (7,703,362)     (7,703,362)

Less treasury stock, at cost; 170,200 shares                         (632,709)       (632,709)
                                                                     ---------       ---------
Total capitalization and stockholders' equity                      $43,119,266     $43,119,266
                                                                   ===========     ===========

______________________

     (1) Adjusted to give effect to (i) the conversion of 863 shares of the Series B Preferred Stock into 1,995,532 shares of Common Stock on September 26, 1997, based on an assumed price history for the Common Stock as of such date identical to its actual price as of September 26, 1997; and (ii) the issuance of zero Dividend Shares based on an assumed conversion date of September 26, 1997 and anassumed price history for the Common Stock as of such date identical to its price history as of September 26, 1997. The totals exclude the aggregate proceeds of $4,668,900 that would be received if the 1997 Warrants were exercised in full. The actual number of Conversion Shares and Dividend Shares may vary from the amounts shown. See "The Offering."

                            DESCRIPTION OF SECURITIES

     The following description of the Company's capital stock is not complete and is subject in all respects to the Delaware General Corporation Law (the "DGCL") and to the provisions of the Company's Certificate of Incorporation, as amended (the "Charter"), and Bylaws.

     The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $.001 par value, issuable in series. As of September 26, 1997, 9,979,672 shares of Common Stock were outstanding (not including outstanding options to acquire Common Stock or any shares of Common Stock issuable upon the conversion of outstanding preferred stock). As of September 26, 1997, the only shares of preferred stock outstanding were 1,600 shares of the Series B Preferred Stock. Of these shares, 305 will be redeemed at the option of the Company on October 28, 1997.

Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to share pro rata in such dividends and other distributions, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any prior rights accruing to any holders of preferred stock. Upon the liquidation or dissolution of the Company, the holders of Common Stock are entitled to share proportionally in all assets available for distribution to such holders. Holders of Common Stock have no preemptive, redemption or conversion rights. The outstanding shares of Common Stock issued are fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

Preferred Stock

     The Board of Directors is authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each such series, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which the Company may designate and issue.

Series A Convertible Preferred Stock

     On January 10, 1996, the Company issued 116 shares of Series A Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"). All of such shares had been converted into Common Stock.

Series B Convertible Participating Preferred Stock

     On August 29, 1997, the Company issued 1,600 shares of Series B Preferred Stock. The Series B Preferred Stock is convertible into Common Stock at the option of the holders of the Series B Preferred Stock at any time until August 29, 2000, on which date all Series B Preferred Stock remaining outstanding will automatically be converted into Common Stock. The conversion price will equal the lesser of $6.68 per share of Common Stock or 100% of the average of the three lowest closing bid prices of the Common Stock during the 20 trading days preceding the conversion date (during the 30 trading days preceding the conversion date should the five day average price of the Common Stock on February 25, 1998 be less than $5.138 per share). The Company has the option to redeem up to 40% of such shares of Series B Preferred Stock for cash at a premium of 4% on or prior to October 28, 1997. After October 28, 1997 and on or before November 27, 1997, the Company can, subject to certain conditions, elect to redeem up to 40% of the Series B Preferred Stock then outstanding for cash at a premium of 6.75%, and increasing to 10% through December 27, 1997, and 14% through January 26, 1998. If the Company redeems between 40% and 70% of such shares of Series B Preferred Stock, the premium on or prior to September 28, 1997 is 15%; on or prior to October 28, 1997 it is 20%, and up until November 27, 1997 it is 30% (lower premiums will be recalculated if the amount exceeds 40%.) No redemption aggregating more than 40% will be allowed after November 27,
1997). Dividends on the Series B Preferred Stock are payable only to the extent that dividends are payable on the Company's Common Stock. Each outstanding share of Series B Preferred Stock shall entitle the holder thereof to a liquidation preference equal to the sum of $10,000 plus the amount of unpaid dividends accrued, if any, on such share. The Company plans to redeem 305 shares of the Series B Preferred Stock on October 28, 1997 pursuant to its option to do so.

Delaware Law and Certain Charter Provisions

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the corporation's board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder which is not shared pro rata with the other stockholders of the Company. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of a corporation's voting stock.

     The DGCL provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. In addition, the Bylaws of the Company may, subject to the provisions of DGCL, be amended or repealed by a majority vote of the Company's Board of Directors.

     The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter contains provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company also has a directors' and officers' liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Warrants

     In connection with the private placement of Series A Preferred Stock on January 10, 1996, the Company issued to its placement agent, Spencer Trask Securities Incorporated ("Spencer Trask") and to an assignee of Spencer Trask, the 1996 Warrants to purchase an aggregate of 17,509 shares of Common Stock at an exercise price of $13.25 per share. The 1996 Warrants may be exercised at any time through January 10, 1999.

     In connection with the financing of a credit facility in April 1997, the Company issued to FCC, the 1997 FCC Warrants to purchase an aggregate of 500,000 shares of Common Stock at an exercise price of $6.0667 per share. In addition, the 1997 FCC Warrants have certain anti-dilution features which provide for approximately 50,000 additional shares pursuant to the issuance of the Series B Preferred Stock. The 1997 FCC Warrants may be exercised after March 31, 1998 and then prior to April 1, 2002.


                              PLAN OF DISTRIBUTION

     Sale by the Selling Shareholders--Conversion Shares. The Company will issue the Conversion Shares upon the conversion from time to time of the 1,600 shares of Series B Preferred Stock presently outstanding by the holders thereof pursuant to the terms of the Series B Preferred Stock. The Company may at its option redeem shares having a face value of up to $11,200,000 on or before November 27,1997 and up to $6,400,000 between November 27, 1997 and January 26, 1998. Any shares of Series B Preferred Stock not so converted or redeemed before January 26, 1998 will be automatically converted into Conversion Shares on August 29, 2000. The Company plans to redeem 305 shares of Series B Preferred Stock on October 28, 1997. The Company will receive no proceeds from the resale of the Conversion Shares.

     Sale by the Selling Shareholders--1997 Warrant Shares. The Company will issue Warrant Shares from time to time upon the exercise of the 1997 Warrants by the holders thereof. The Company will receive from such holders the exercise price of the 1997 Warrants upon such exercise. The Company will not receive any of the proceeds from resales of the 1997 Warrant Shares. The Series B Preferred Stock and 1997 Warrants were issued by the Company in a private placement in August 1997. See "Description of Capital Stock." for purposes of the Securities Act.

     Sale by the Selling Shareholders--Dividend Shares. The Company may issue the Dividend Shares in accordance with the terms of the Series B Preferred Stock. The Dividend Shares, if any, will become payable upon the voluntary or automatic conversion of Series B Preferred Stock by a holder thereof. See "Description of Capital Stock."

     Pursuant to this Prospectus, holders of the Shares may resell from time to time all or a portion of such Shares. The Company has been advised by the Selling Shareholders that there are no underwriting arrangements with respect to the sale of Common Stock and that the Shares will be offered for sale in transactions on The Nasdaq Stock Market, in negotiated transactions or through a combination of both, at prices related to such prevailing market prices at the time of sale, or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of the Shares for which such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation may be in excess of customary commissions). In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers.

     The Selling Shareholders and any broker-dealer who acts in connection with the resale of the Shares hereunder, may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and/or profit on any resale thereof as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of one business day prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may limit the timing of purchases and sales of shares of Common Stock by the Selling Shareholders.

     A supplement to this Prospectus will be filed, if required, pursuant to Rule 424 under the Securities Act disclosing (a) the name of the participating broker-dealer(s); (b) the number of Shares involved; (c) the price at which such Shares were sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; and (e) other facts material to the transaction, including the name and other information regarding the Selling Shareholders.

     The Company will maintain the effectiveness of the Registration Statement until such time as all of the Shares have been disposed of in accordance with the intended methods of disposition set forth in the Registration Statement or the Shares are no longer subject to volume or manner of sale restrictions under the securities laws.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with regard to the beneficial ownership of Series B Preferred Stock by the Selling Shareholders, the beneficial ownership of Common Stock by the Selling Shareholders (where indicated by footnote, on a pro forma basis as of September 26, 1997 as if the outstanding shares of Series B Preferred Stock had been converted into Common Stock as of such date), and the number of shares of Common Stock to be offered by the Selling Shareholders (also on a pro forma basis where indicated). The actual number of shares of Common Stock beneficially owned or offered may vary and will be reflected in a supplement to this Prospectus. See "The Offering."

                                                  Common Stock                                   Common Stock
                                Shares of      Beneficially Owned                             Beneficially Owned
                                Preferred     Prior to the Offering         Shares of         After the Offering
                                  Stock       ---------------------          Common           ------------------
                                Presently    Conversion     Warrant          Stock          Number      Percent of
Selling Shareholder             Owned(1)      Shares(1)    Shares(3)       to be Sold      of Shares   Outstanding*
---------------------           --------      ---------    ---------       ----------      ---------   ------------

CC Investments,LDC(2)               404          934,554      234,375        1,168,829             --          --

Societe Generale                  243          562,120      140,625          702,745             --          --

Shepherd Investments
International, Ltd.               324          749,494      187,500          936,994             --          --

Stark International               324          749,494      187,500          936,994             --          --

Shoreline Pacific
Institutional Finance             N/A               --       40,000           40,000             --          --


--------------
*  Without giving effect to the exercise of the 1997 Warrants offered hereby.

     1 As of the date of this Prospectus, no Selling Shareholder owned any shares of Common Stock. Such number of Conversion Shares indicated is the pro forma number that would have been owned by a Selling
          Shareholder if it had converted all of its shares of Series B Preferred Stock into Common Stock as of September 26, 1997, without giving effect to the NASDAQ 20% Limit but after giving effect to the Company's planned redemption of 305 shares Series B Preferred Stock on October 28, 1997. The actual number of Conversion Shares to be received by such Selling Shareholder, which may be more or less than the number indicated, will be reflected in a supplement to this Prospectus following the conversion of such Series B Preferred Stock.

     2 Based on information available to the Company and the representations of the Selling Shareholder, such holdings of record of Series B Preferred Stock are held for the account of certain clients of CC Investments, LDC.

     3    Assumes the exercise in full by such Selling  Shareholder of a warrant
          to   purchase    Common   Stock.    See    "Description   of   Capital
          Stock--Warrants."

                                  LEGAL MATTERS

     The legality of the Shares offered hereby has been passed upon for the Company by Sonnenschein Nath & Rosenthal, Chicago, Illinois.


                                     EXPERTS

     The consolidated financial statements of LaserSight Incorporated and subsidiaries as of December 31, 1996 and for each of the years in the two-year period then ended have been incorporated herein by reference and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein and in the Registration Statement upon the authority of said firm as experts in accounting and auditing.

     The consolidated financial statements of LaserSight Incorporated and subsidiaries for the year ended December 31, 1994 have been incorporated herein and in the Registration Statement in reliance upon the report of Lovelace, Roby & Company, P.A., independent certified public accountants, incorporated by reference herein and in the Registration Statement upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with any amendments thereto, the "Registration Statement") under the Securities Act with respect to the Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules of the Commission. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and the exhibits and the schedules thereto. Statements contained in this Prospectus as to the contents of any contract or any document referred to are not necessarily complete. With respect to each such contract or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy statements and other information with the Commission. A copy of the Registration Statement, including exhibits and schedules thereto, filed by the Company with the Commission, as well as other reports, proxy statements and other information filed by the Company may be inspected without charge at the office of the Commission, 450 Fifth Street, N.W., Washington, D.C., and at the following Regional Offices of the Commission: 7 World Trade Center, Suite 1300, New York, New York, and 500 West Madison Street, Suite 1400, Chicago, Illinois. Copies of such material can be obtained, upon payment of prescribed fees at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

    Securities and Exchange Commission registration fee............$    9,134.47
    Legal fees and expenses........................................$           *
    Accountants' fees..............................................$           *
    Miscellaneous..................................................$           *



    Total..........................................................$           *

_________________________

       *To be completed by amendment.

     The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors and officers as well as other employees and individuals in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. In addition, pursuant to the authority of Delaware law, the Certificate of Incorporation, as amended, of the Company also eliminates this monetary liability of directors to the fullest extent permitted by Delaware law.

     The Company maintains directors' and officers' liability insurance policies covering certain liabilities of persons serving as officers and directors and providing reimbursement to the Registrant for its indemnification of such persons.

Item 16.  Exhibits

Exhibit No.                              Description
-----------                      ---------------------------
     5.1*            Opinion of Sonnenschein Nath & Rosenthal.
    23.1             Consent of KPMG Peat Marwick LLP.
    23.2             Consent of Lovelace, Roby & Company, P.A.
    23.3*            Consent of Sonnenschein Nath & Rosenthal (see Exhibit 5.1).
    24.1             Powers of Attorney.

_________________________________

*     To be filed by amendment.

Item 17.  Undertakings

     (a) The undersigned Registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-3 and has duly caused this Registration Statement to be filed on its behalf by the undersigned, thereunto duly authorized in the City of St. Louis, State of Missouri, this 29th day of September, 1997.

                                       LASERSIGHT INCORPORATED


                                   By:  /s/ Gregory L. Wilson
                                       ---------------------------
                                      Gregory L. Wilson, Chief Financial Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities on the dates indicated.





/s/ Michael R. Farris*                                  September 29, 1997
---------------------------------------------
Michael R. Farris, President, Chief Executive
Officer, and Director


/s/ Francis E. O'Donnell, Jr., M.D.*                    September 29, 1997
---------------------------------------------
Francis E. O'Donnell, Jr., M.D.,
Chairman of the Board and Director


/s/ J. Richard Crowley*                                 September 29, 1997
---------------------------------------------
J. Richard Crowley, Director


/s/ Thomas Quinn*                                       September 29, 1997
---------------------------------------------
Thomas Quinn, Director


/s/ David T. Pieroni*                                   September 29, 1997
---------------------------------------------
David T. Pieroni, Director


/s/ Richard C. Lutzy*                                   September 29, 1997
---------------------------------------------
Richard C. Lutzy, Director


/s/ Gregory L. Wilson                                   September 29, 1997
---------------------------------------------
Gregory L. Wilson, Chief Financial Officer
(Principal accounting officer)

---------------------


*/  By: /s/ Gregory L. Wilson
   --------------------------------
        (Gregory L. Wilson, as Attorney-in-Fact)

                                INDEX TO EXHIBITS


Exhibit
  No.                Description
  ---          -----------------------

 5.1*        Opinion of Sonnenschein Nath & Rosenthal.
23.1         Consent of KPMG Peat Marwick LLP.
23.2         Consent of Lovelace, Roby & Company, P.A.
23.3*        Consent of Sonnenschein Nath & Rosenthal (see Exhibit 5).
24.1         Powers of Attorney.
------------------------------------
*     To be filed by amendment.